FRESH. AUTHENTIC. TASTY.

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Details

Issuer Name: FAT Brands, Inc.
Ticker: Non-Traded Preferred Stock (Common Stock | NASDAQ: FAT)
Industry: FOOD & BEVERAGE
Securities Offered: 1,200,000 Series B Cumulative Preferred Shares with Warrants to purchase 720,000 shares of Common Stock
Offering Price: $25.00 per share for total proceeds of $30,000,000
Warrant Coverage: 0.60 Warrants per share exercisable at $8.50 per share
Dividend: 8.25% per annum ($2.0625 per share)
Liquidation Preference: $25 per share
Minimum Investment: $500.00 (20 shares)

See Disclaimer


Fatburger

Fresh. Authentic. Tasty. Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns seven restaurant brands, Fatburger, Buffalo's Cafe, Buffalo's Express, Hurricane Grill & Wings, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, that have over 300 locations open and more than 300 under development in 32 countries.

The Company's passionate and dedicated in-house support teams work across all brands. The Operations, Construction, Purchasing, Architecture & Design, Kitchen Design, Training, Logistics and Marketing departments are highly experienced and dedicated to helping their franchisees achieve their entrepreneurial goals. The franchisees are in business for themselves, not by themselves. Our strategically aligned, complementary restaurant concepts, provide our franchisees the opportunity for continued growth within the markets they develop, across multiple brands and industry segments, while diversifying their portfolio of brands.












YALLA
mediterranean
YALLA
mediterranean

FAT Brands Portfolio

FATBURGER Since 1952

Buffalo's

PONDEROSA

HURRICANE GRILL & WINGS

PONDEROSA
BONANZA

HURRICANE GRILL & WINGS®

HURRICANE BTW
BURGERS + TACOS + WINGS™

YALLA™ mediterranean


FAT BRANDS
FAT BRANDS
Existing Locations / Under Development
Active Franchise Leads
Available Market

Investment Highlights

LEADING MULTI-BRAND RESTAURANT FRANCHISING COMPANY

STRONG BRAND PIPELINE FOR FUTURE ACQUISITIONS

FRANCHISOR MODEL

SCALABLE MANAGEMENT PLATFORM

INCOME FROM ROYALITIES & FRANCHISE FEES

ANNUAL DIVIDEND

300+ UNITS AT THE COMPLETION OF OFFERING

INDEPENDENT BOARD OF DIRECTIONS

Offering Docs

INVESTOR PRESENTATION
Download

FORM 1-A
Download

RISK FACTORS
Download

FORM 10-K (FY2018)
Download

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The Company is "Testing the Waters" under Regulation A under the Securities Act of 1933. The Company is not under any obligation to make an offering under Regulation A. No money or other consideration is being solicited in connection with the information provided, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until an offering statement on Form 1-A has been filed and until the offering statement is qualified pursuant to Regulation A of the Securities Act of 1933, as amended, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any person's indication of interest involves no obligation or commitment of any kind. The information in that offering statement will be more complete than the information the Company is providing now, and could differ materially. You must read the documents filed. No offer to sell the securities or solicitation of an offer to buy the securities is being made in any state where such offer or sale is not permitted under the "blue sky" or securities laws thereof. No

offering is being made to individual investors in any state unless and until the offering has been registered in that state or an exemption from registration exists therein. The securities offered using Regulation A are highly speculative and involve significant risks. The investment is suitable only for persons who can afford to lose their entire investment. Furthermore, investors must understand that such investment could be illiquid for an indefinite period of time. No public market currently exists for the securities, and if a public market develops following the offering, it may not continue. FAT Brands currently trades on NASDAQ and doing so entails significant ongoing corporate obligations including, but not limited to, disclosure, filing and notification requirements, as well compliance with applicable continued quantitative and qualitative listing standards. The shares underlying the warrants will, if the offering is successful, trade on NASDAQ. The Preferred shares will not trade and no liquid market will be available.

About Banq

Made in New York, BANQ® is a division of
TriPoint Global Equities, LLC . Member FINRA | SIPC
Check the background of this firm
on FINRA's Broker Check. Business Continuity Plan

Contact Details

+1 917 512 0825

sales@tpglobal.com

1450 Broadway, 26th Floor
New York, NY 10018

FAT BRANDS INC. ANNOUNCES OFFERING OF NON-CONVERTIBLE PREFERRED STOCK AND WARRANTS FOR ALL INVESTORS

LOS ANGELES (June 3, 2019) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) ("FAT Brands" or the "Company"), a leading global restaurant franchising company, today announced the commencement of an offering of up to $30,000,000 of non-convertible preferred stock and common stock purchase warrants (the "Offering"). The Offering is being conducted on a "best efforts" basis pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended for Tier 2 Offerings and available to retail and institutional investors

The Company will offer up to 1,200,000 shares of 8.25% Series B Cumulative Preferred Stock (the "Series B Preferred Stock") and warrants (the "Warrants") initially exercisable to purchase an aggregate of 720,000 shares of Common Stock (NASDAQ: FAT). Each share of Series B Preferred Stock will be accompanied by a Warrant to purchase 0.60 shares of Common Stock at an exercise price of $8.50 per share. The shares of Series B Preferred Stock and accompanying Warrants are being offered at $25.00, for an aggregate offering amount of up to $30,000,000. Each Warrant will be immediately exercisable, and will expire on the five year anniversary of the date of issuance. The Offering will close on a rolling basis, subject to customary closing conditions, commencing upon qualification from the SEC.

Investors in the Series B Preferred Stock will receive cash dividends of $2.0625 per share each year, which is equivalent to 8.25% of the $25.00 liquidation preference per share. Dividends on the Series B Preferred Stock will be payable quarterly in arrears based on the Company's fiscal quarters, beginning with the fiscal quarter ending June 30, 2019. The Series B Preferred Stock may not be redeemed by the Company prior to the first anniversary of the initial issuance date. After the first anniversary of the initial issuance date, the Company may redeem the Series B Preferred Stock at 110% of liquidation preference plus accrued dividends prior to the second anniversary, at 105% prior to the third anniversary, and at 100% thereafter. The Series B Preferred Stock will mature on the five-year anniversary of the initial issuance date.

TriPoint Global Equities, LLC ("TriPoint"), working with its online division BANQ® (www.banq.co), and Digital Offering, LLC ("Digital Offering") will act as the lead managing selling agents for the Offering. TriPoint will act as the book-running manager, and Digital Offering the co-manager.

Individuals interested in learning more about the FAT Brands Regulation A+ investment opportunity can register an indication of interest by emailing sales@tpglobal.com.

The Company intends to use the net proceeds of the Offering for the repayment of existing indebtedness, as well as for general working capital and future acquisitions.

Andy Wiederhorn, FAT Brands Founder and CEO said "We are pleased to offer our loyal supporters the opportunity for continued participation in our growth as part owners in instruments typically reserved for institutional investors. By leveraging new Reg A rules in this follow on offering, we welcome a broad base of investors that support our ongoing initiatives to grow our brands globally under our asset light model."

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns seven restaurant brands, Fatburger, Buffalo's Cafe, Buffalo's Express, Hurricane Grill & Wings, Yalla Mediterranean, and Ponderosa and Bonanza Steakhouses, that have over 300 locations open and more than 200 under development around the world.

For more information, please visit www.fatbrands.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial and operating results of the Company, our future acquisitions, and our ability to pay a cash dividend to our common stockholders. Forward-looking statements generally use words such as "expect," "foresee," "anticipate," "believe," "project," "should," "estimate," "will," "plans," "forecast," and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Legal Disclaimer

The offering will be made only by means of an offering circular. An offering statement on Form 1-A relating to these securities has been filed with the Securities and Exchange Commission but has not yet become qualified.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

No money or other consideration is being solicited at this time with respect to such an offering, and if sent in response to these materials for such an offering, it will not be accepted. No securities may be sold, and no offer to buy securities can be accepted and no part of the purchase price can be received for an offering under Regulation A+ until an offering statement is qualified by the U. S. Securities and Exchange Commission, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. An indication of interest made by a prospective investor in a Regulation A+ offering is non-binding and involves no obligation or commitment of any kind.

Investor Relations:
ICR
Alexis Tessier
IR-FATBrands@icrinc.com
203-682-8286

PCG Advisory Group
Vivian Cervantes
vivian@pcgadvisory.com
646-863-6274

Media Relations:
Konnect Agency
Liz Duggan/Rebecca Campbell
eduggan@konnectagency.com
rcampbell@konnectagency.com
213-988-8344